SUPPLEMENT dated January 4, 2005

(To Prospectus Supplement Dated December 23, 2004

to Prospectus Dated November 19, 2004)

$455,762,000 (Approximate)

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates, Series 2004-23XS

___________

The first sentence under “Description of the Certificates—Distributions of Interest – Net  Funds Cap Shortfalls” on page S-28 of the Prospectus Supplement is deleted in its entirety and replaced with the following:

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With respect to each Distribution Date and any class of Group 1 Certificates, a "Net Funds Cap Shortfall" will be calculated as the excess of (a) the amount determined using  clause (i) of the definition of "Interest Rate" over (b) the amount determined using clause (ii) of the definition of "Interest Rate" for such class.

•

With respect to each Distribution Date and any class of Group 2 Certificates (other than the Class 2-AIO Certificates), up to and including the Accrual Period relating to the Distribution Date in November 2009, a "Net Funds Cap Shortfall” will be calculated as the excess of (a) the amount determined using  clause (i) of the definition of "Interest Rate" and (b) the amount determined using the lesser of clause (ii) and (iii) of the definition of Interest Rate for such class.  With respect to each Accrual Period thereafter, a "Net Fund Cap Shortfall” will be calculated as the excess of (a) the  amount determined using clause (i ) of the definition of "Interest Rate" over (b) the amount determined using clause (iii) of the definition of "Interest Rate" for such class.

•

With respect to each Distribution Date and any class of Offered Subordinate Certificates, a "Net Funds Cap Shortfall" will be calculated as the excess of (a) the amount determined using the lesser of clause (i) and clause (ii) of the definition of "Interest Rate" over (b) the amount determined using clause (iii) of the definition of "Interest Rate" for such class.

Each such class of Group 1, Group 2  or Offered Subordinate Certificates will be entitled to the amount of such Net Funds Cap Shortfall or Unpaid Net Funds Cap Shortfall (as defined below) with interest thereon at the applicable Interest Rate (calculated without regards to the Net Funds Cap), before the holders of the Class X or Class R Certificates are entitled to any distributions.  In addition, any distribution of proceeds from each Cap Agreement will first be applied to pay the amount, if any, of s Net Funds Cap Shortfall or Unpaid Net Funds Cap Shortfalls of the related Certificate group before any such proceeds are are available to the holders of the Class CX  Certificates..